Exhibit 99.1

Ikanos Enters Rapidly Growing Residential Gateway Market With Acquisition of the Network Processor and ADSL ASIC Product Line From Analog Devices, Inc.

Thursday January 12, 4:09 pm ET

Acquisition Enables Complete Suite of Gateway Solutions for Delivery of High- Definition Video Services

Webcast and Conference Call Details Included

FREMONT, Calif., Jan. 12 /PRNewswire-FirstCall/ — Ikanos Communications, Inc. (Nasdaq: IKAN - News), a leading developer and provider of Fiber Fast(TM) broadband solutions, today announced that it has signed a definitive agreement to acquire the network processor product line of Analog Devices, Inc. (NYSE: ADI - News), including ADSL ASICs. The all cash transaction is valued at approximately $30 million, subject to customary closing adjustments. The acquisition includes these broadband gateway products, and the related technology, intellectual property, and development and support teams. The acquisition is expected to close, subject to the satisfaction or waiver of certain conditions, by the end of the first quarter of 2006.

The acquisition will enable Ikanos to deliver the highest performance VDSL residential gateway solution currently available. Designed to deliver 200 Mbps of sustained throughput when performing routing, firewall and VPN operations, the Fusiv® gateway processor is an ideal complement to Ikanos’ VDSL PHY solutions. The acquisition is expected to extend Ikanos’ existing Layer 1 capabilities with essential Layer 2 through Layer 7 gateway technologies including routing, security, wireless LAN, VoIP, and Quality of Service.

“This transaction is an important, logical step in Ikanos’ strategy and significantly enhances our ability to capitalize on worldwide demand for video services,” said Rajesh Vashist, chairman and CEO of Ikanos. “Ikanos gains a full suite of gateway products spanning a broad range of carrier requirements, and enhances its R&D capabilities through the addition of a tremendously talented technical team.”

Ikanos can leverage the Fusiv gateway products with existing VDSL2 solutions to reduce OEMs’ development costs and time to market. Furthermore, with over 20 design wins worldwide, the acquired business expands and diversifies Ikanos’ customer base. In particular, the Fusiv platform was selected by Sagem to power their range of gateway products, which are shipping in volume to deliver video and voice services to residential subscribers.

“Sagem selected the Fusiv processor for our triple-play gateways because it is the highest performance solution available in the market, and is scalable across a wide range of data, voice, and video services,” said Patrick Sevian, Deputy CEO of Sagem Communication. “The future relies on the delivery of HDTV-based video over VDSL, and the Fusiv processor combined with Ikanos’ VDSL products is an ideal solution for providing high-value multi-play services.”

Upon completion of the transaction, the Ikanos research and development team is expected to grow to approximately 220 engineers, of which about half will be based in India. The acquisition is expected to provide Ikanos with significant networking and processor engineering talent that will complement Ikanos’ existing VDSL engineering team.

In addition, Ikanos and Analog Devices expect to continue to cooperate in the future to leverage synergies between the two companies.

Needham Growth Conference Slide Presentation and Webcast at 1:30 pm pacific time

Rajesh Vashist, chairman and CEO, will be a featured speaker at the Eighth Annual Growth Conference hosted by Needham & Company today at 1:30 pm (pacific time). To listen to the presentation and view the accompanying slides, please visit http://ir.ikanos.com/ and click on the link provided for the Needham web cast.

Conference Call, Slide Presentation and Webcast Regarding Definitive Agreement at 3:00 pm pacific time

Management will hold a conference call today at 3:00 pm (pacific time) to discuss this transaction. To listen to the call and view the accompanying slides, please visit http://ir.ikanos.com/ and click on the link provided for the web cast or dial (719) 457-2709 no password required. The web cast and slides will be archived and available through January 20, 2006 at http://ir.ikanos.com/ or by calling (719) 457-0820 and entering conference ID number 5441432.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This document contains forward-looking statements that involve risks and uncertainties concerning the Company, including the belief that the transaction will close by the end of the first quarter of 2006, the expectation that the acquisition will enable Ikanos to deliver the highest performance VDSL residential gateway solution currently available, the expectation that the acquisition will extend Ikanos’ existing capabilities with essential Layer 2 through Layer 7 gateway technologies and the belief that Ikanos can rapidly leverage the Fusiv gateway products with existing VDSL2 solutions to reduce OEMs’ development costs and time to market. Actual events or results may differ materially from those described in this document due to a number of risks and uncertainties. These potential risks and uncertainties include, among others, Ikanos’ ability to close this transaction in the expected timeframe, or at all; achieve the anticipated benefits to Ikanos resulting from the transaction; deliver the highest performance VDSL residential gateway solution, integrate product lines and retain employees; retain current customers and expand into new markets; leverage the Fusiv gateway products with existing VDSL2 solutions to reduce costs and time to market; predict customer demand and predict the timing of significant orders. For a further discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in the Company’s registration statement on Form S-1, as amended, as well as other reports that the company files from time to time with the Securities and Exchange Commission. The Company is not obligated to undertake any obligation to update these forward-looking statements to reflect events or circumstances after the date of this document.

About Ikanos Communications

Ikanos Communications, Inc. develops and provides chipsets that enable carriers to offer Fiber Fast(TM) broadband services at transmission rates up to 100 Mbps. Ikanos’ silicon solutions are designed to enable OEM equipment vendors to serve varying customers in order to accelerate time to market and reduce costs.

NOTE: Ikanos Communications, Ikanos, the Ikanos logo, SmartLeap, CleverConnect, Ikanos Programmable Operating System, Fx, FxS, VLR and Fiber Fast are among the trademarks or registered trademarks of Ikanos.